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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549



                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                          Commission File Number 0-2180

                          COVISTA COMMUNICATIONS, INC.
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             (Exact name of registrant as specified in its charter)

                           721 Broad Street, Suite 200
                   Chattanooga, Tennessee 37402 (423/648-9500)
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.05 per share
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)      [X]          Rule 12h-3(b)(1)(i)     [ ]
            Rule 12g-4(a)(1)(ii)     [ ]          Rule 12h-3(b)(1)(ii)    [ ]
            Rule 12g-4(a)(2)(i)      [ ]          Rule 12h-3(b)(2)(i)     [ ]
            Rule 12g-4(a)(2)(ii)     [ ]          Rule 12h-3(b)(2)(ii)    [ ]
                                                  Rule 15d-6              [ ]

         Approximate number of holders of record as of the certification or notice date: 251

         Pursuant to the requirements of the Securities Exchange Act of 1934 Covista Communications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  July 1, 2005                 COVISTA COMMUNICATIONS, INC.
                                    By:      /s/ Frank J. Pazera
                                    Name:    Frank J. Pazera
                                    Title:   Executive Vice President and Chief
                                             Financial Officer